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Exhibit 5
February 6, 2006
Digene Corporation
1201 Clopper Road
Gaithersburg, Maryland 20878
     Re:     Digene Corporation — Registration Statement on Form S-8
Gentlemen:
     We have acted as counsel to Digene Corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of up to an additional 200,000 shares of the Company’s common stock, par value $0.01 per share (the “Additional Shares”), issuable pursuant to awards (“Awards”) granted under the Company’s Amended and Restated 1999 Incentive Plan (the “Plan”). Awards made pursuant to the Plan may consist of either grants of options to purchase shares of the Company’s common stock, grants of shares of the Company’s common stock that are unrestricted, restricted stock unit awards subject to forfeiture or the issuance of performance shares awards.
     In rendering our opinion, we have reviewed the Plan and such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.
     The opinion expressed below is based on the assumption that a Registration Statement on Form S-8 with respect to the Additional Shares will have been filed by the Company with the Securities and Exchange Commission and will have become effective before any of the Additional Shares are issued, and that persons acquiring the Additional Shares will do so strictly in accordance with the terms of the Plan and will receive a prospectus containing all the information required by Part I of the Registration Statement on Form S-8 before acquiring such Additional Shares.
     Based on the foregoing, we are of the opinion that the Additional Shares, when issued pursuant to Awards granted under the Plan (including, where applicable, the payment of any exercise price, the satisfaction of any vesting or forfeiture restrictions and the achievement of applicable performance goals) in accordance with the terms and conditions thereof, will be legally issued, fully paid and non-assessable.

     This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.
     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed with respect to the offering of the Additional Shares.
Very truly yours,
/s/ Ballard Spahr Andrews & Ingersoll, LLP